Brodeur Dennis Chartered Accountants

9050 Yonge Street, Suite 304

Richmond Hill, Ontario, L4C 9S6

Tel 905-886-4452

December 16, 2004

US Securities and Exchange Commission

Division of Corporate Finance

450 Fifth St., N.W.

Washington, D.C. 20549

Dear Sir/Madame:

This firm is addressing this letter in connection with the revised filing of a Form 8-K (dated today) to reflect the history of our firm's original resignation, then continuation and, as of November 27, 2004 official resignation as Principal Accountant for MIAD Systems Ltd., an Ontario, Canada, corporation. We have assisted in the transition to the Company’s new auditor, Sloan Partners LLP.

This firm agrees with the statements made by the Registrant in response to Item 304(a) (1) of Regulation S-B as set forth in the attached Form 8-K.

/s/ Brodeur, Dennis Chartered Accountants